Exhibit 99.1

THE MARCUS CORPORATION REPORTS RECORD THIRD QUARTER REVENUES AND 29% INCREASE IN OPERATING INCOME

Marcus Theatres® reports record operating results and again outperforms the industry

Milwaukee, Wis., March 19, 2015….. The Marcus Corporation (NYSE: MCS) today reported results for the third quarter ended February 26, 2015.

Third Quarter Fiscal 2015 Highlights

•	Total revenues for the third quarter of fiscal 2015 were a record $120,153,000, a 9.4% increase from revenues of $109,845,000 for the third quarter of fiscal 2014.
•	Operating income was $7,305,000 for the third quarter of fiscal 2015, a 29.0% increase from operating income of $5,661,000 for the third quarter of fiscal 2014.
•	Net earnings (before net earnings/losses attributable to non-controlling interests) were $2,834,000 for the third quarter of fiscal 2015, a 938% increase from net earnings of $273,000 for the third quarter of fiscal 2014.
•	Net earnings attributable to The Marcus Corporation were $3,091,000 for the third quarter of fiscal 2015, a 24.1% decrease from net earnings attributable to The Marcus Corporation of $4,071,000 for the third quarter of fiscal 2014.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.11 for the third quarter of fiscal 2015, a 26.7% decrease from net earnings per diluted common share attributable to The Marcus Corporation of $0.15 for the third quarter of fiscal 2014.
•	Comparisons of net earnings attributable to The Marcus Corporation for the third quarter of fiscal 2015 were negatively impacted by the fact that results for the third quarter of fiscal 2014 benefited from an allocation of a $3.8 million pre-tax loss attributable to non-

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controlling interests related to a settlement with the company’s partners in the Skirvin Hilton hotel. The settlement increased third quarter fiscal 2014 net earnings attributable to The Marcus Corporation by approximately $0.08 per diluted common share.

First Three Quarters Fiscal 2015 Highlights

•	Total revenues for the first three quarters of fiscal 2015 were $367,983,000, an 8.4% increase from revenues of $339,465,000 for the same period in fiscal 2014.
•	Operating income was $41,614,000 for the first three quarters of fiscal 2015, a 7.2% increase from operating income of $38,818,000 for the first three quarters of fiscal 2014.
•	Net earnings (before net earnings/losses attributable to non-controlling interests) were $20,501,000 for the first three quarters of fiscal 2015, a 23.5% increase from net earnings of $16,601,000 for the same period in fiscal 2014.
•	Net earnings attributable to The Marcus Corporation were $20,746,000 for the first three quarters of fiscal 2015, basically flat with net earnings attributable to The Marcus Corporation of $20,747,000 for the same period in fiscal 2014.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.75 for the first three quarters of fiscal 2015, a 2.6% decrease from net earnings per diluted common share attributable to The Marcus Corporation of $0.77 for the same period in fiscal 2014.

“We are pleased to report record revenues and another strong third quarter, driven by record results for Marcus Theatres. The division significantly outperformed the industry for the fifth consecutive quarter. Marcus Hotels & Resorts also reported record third quarter revenues, although operating income was reduced by the temporary impact of construction for the conversion of our downtown Chicago hotel into one of the first AC Hotels by Marriott in the U.S.,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“Marcus Theatres achieved an 11.5% increase in revenues and a 17.1% increase in operating income for the third quarter and significantly outperformed the industry for the fifth quarter in a

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row. The national box office was up 0.5% for the corresponding weeks of our third quarter, according to Rentrak, while our box office was up 8.3%. This achievement is especially noteworthy because a number of screens were not in use during renovation,” said Marcus.

“Our multi-million dollar investments in creating the ultimate movie-going experience, along with successful marketing and pricing strategies, continue to generate industry-leading attendance gains and corresponding strong results for Marcus Theatres. Our expanded food and beverage concepts contributed to a 19.6% increase in concession revenues for the third quarter and our $5 Tuesday promotion, now in its second year, continued to generate strong attendance for us. We are also very pleased that we achieved our goal of reaching one million members in our innovative Magical Movie Rewards® loyalty program within its first year,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres.

The five top-performing films for Marcus Theatres for the third quarter of fiscal 2015 were American Sniper, The Hobbit: The Battle of the Five Armies, The Hunger Games: Mockingjay – Part 1, Fifty Shades of Grey and Unbroken.

“Cinderella opened strong this past weekend. Other pictures with good box office potential opening during our fiscal fourth quarter include The Divergent Series: Insurgent, Get Hard, Fast & Furious 7, Paul Blart: Mall Cop 2, Avengers: Age of Ultron, Pitch Perfect 2 and Tomorrowland,” said Rodriguez. “Looking ahead to the busy summer season and the start of our new fiscal year, the slate of highly anticipated films includes Spy, Jurassic World, Pixar’s Inside Out, Ted 2, Magic Mike XXL, Terminator: Genisys, Minions, Ant-Man and Mission Impossible 5.”

“We are making good progress on our plans for significant renovations and additional new amenities at a number of our theatres. We added DreamLounger SM recliner seating to two additional theatres during the third quarter, with another location to be completed next week. We have also recently converted two auditoriums to our UltraScreen DLX® concept and added

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another Take FiveSM lounge and Zaffiro’s® Express to our circuit. Two more Zaffiro’s Express locations and another Take Five lounge will be added in early fiscal 2016, with additional major investments in the developmental stage,” said Rodriguez.

“A highlight of the fourth quarter will be the opening of the Palace at Sun Prairie Cinema, our brand-new 12-screen theatre located near Madison, Wis. Opening April 30, this exciting new entertainment destination will feature all of our new amenities in one location. The new theatre will be the ultimate in movie-going, with options, comforts and conveniences that will appeal to guests of all ages,” added Rodriguez.

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts achieved record revenues for the third quarter, which is typically the weakest quarter for the division due to the impact of winter weather on our predominantly Midwestern locations. Excluding the Chicago property that is undergoing a significant renovation, revenue per available room (RevPAR) for comparable company-owned hotels was up 5.3% for the third quarter and 6.1% year to date. The decrease in operating income for the third quarter was due entirely to the construction at our Chicago property, which resulted in reduced occupancy and a lower average daily rate,” said Marcus

“While the construction had a temporary negative impact on operating income, we look forward to the opening of our new AC Hotel by Marriott in May. This stylish, urban lifestyle brand is a perfect fit for our location in Chicago’s popular River North area. The AC Hotel brand is generating a lot of excitement across the lodging industry and will be an excellent addition to our portfolio,” said Joseph Khairallah, chief operating officer of Marcus Hotels & Resorts.

“Hotel occupancy rates continue to be at historic highs and we are encouraged by the improvement in group business,” said Khairallah. “We are also continuing to pursue growth opportunities through additional management contracts.”

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Conference Call and Webcast

Marcus Corporation management will hold a conference call today, March 19, 2015 at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the third quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-857-244-7325 and entering the passcode 51399523. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, March 26, 2015, by dialing 1-888-286-8010 and entering the passcode 50720193. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 685 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in 11 states. For more information, visit the company’s web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other

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markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the tragedy in a movie theatre in Colorado in July 2012. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	February 26,	February 27,	February 26,	February 27,
	2015	2014	2015	2014

Revenues:
Theatre admissions	$44,279	$40,873	$118,418	$110,955
Rooms	19,277	19,040	83,636	80,158
Theatre concessions	28,113	23,508	73,519	63,073
Food and beverage	15,107	13,730	51,396	44,806
Other revenues	13,377	12,694	41,014	40,473
Total revenues	120,153	109,845	367,983	339,465

Costs and expenses:
Theatre operations	37,614	35,923	100,430	96,007
Rooms	9,728	9,570	31,855	30,422
Theatre concessions	7,479	6,472	20,041	17,378
Food and beverage	13,443	11,823	41,430	34,860
Advertising and marketing	5,799	5,805	19,897	19,218
Administrative	13,954	11,978	39,301	35,348
Depreciation and amortization	9,808	8,284	29,042	25,068
Rent	2,118	2,139	6,432	6,379
Property taxes	3,874	4,142	11,499	11,316
Other operating expenses	8,715	8,048	26,126	24,651
Impairment charge	316	-	316	-
Total costs and expenses	112,848	104,184	326,369	300,647

Operating income	7,305	5,661	41,614	38,818

Other income (expense):
Investment income (loss)	(22)	389	28	409
Interest expense	(2,326)	(2,585)	(7,118)	(7,563)
Loss on disposition of property, equipment and other assets	(289)	(193)	(790)	(965)
Equity losses from unconsolidated joint ventures, net	(106)	(164)	(120)	(193)
	(2,743)	(2,553)	(8,000)	(8,312)

Earnings before income taxes	4,562	3,108	33,614	30,506
Income taxes	1,728	2,835	13,113	13,905
Net earnings	2,834	273	20,501	16,601
Net loss attributable to noncontrolling interests	(257)	(3,798)	(245)	(4,146)
Net earnings attributable to The Marcus Corporation	$3,091	$4,071	$20,746	$20,747

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.11	$0.15	$0.75	$0.77

Weighted ave. shares outstanding - diluted	27,690	27,036	27,623	27,083

THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	February 26,	May 29,
	2015	2014

Assets:

Cash and cash equivalents	$15,664	$14,812
Accounts and notes receivable	10,866	9,472
Refundable income taxes	170	2,958
Deferred income taxes	3,241	3,056
Other current assets	5,970	6,367
Property and equipment, net	659,785	647,592
Other assets	83,067	84,666

Total Assets	$778,763	$768,923

Liabilities and Shareholders' Equity:

Accounts payable	$19,624	$30,954
Taxes other than income taxes	14,939	14,333
Other current liabilities	46,658	44,826
Current portion of capital lease obligation	5,031	4,871
Current maturities of long-term debt	8,330	7,030
Capital lease obligation	19,584	23,370
Long-term debt	233,752	233,557
Deferred income taxes	45,303	42,561
Deferred compensation and other	40,857	37,442
Equity	344,685	329,979

Total Liabilities and Shareholders' Equity	$778,763	$768,923

THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended February 26, 2015
Revenues	$75,642	$44,404	$107	$120,153
Operating income (loss)	16,341	(4,976)	(4,060)	7,305
Depreciation and amortization	5,281	4,396	131	9,808

13 Weeks Ended February 27, 2014
Revenues	$67,810	$41,918	$117	$109,845
Operating income (loss)	13,959	(4,369)	(3,929)	5,661
Depreciation and amortization	4,145	4,036	103	8,284

39 Weeks Ended February 26, 2015
Revenues	$201,304	$166,277	$402	$367,983
Operating income (loss)	40,978	11,757	(11,121)	41,614
Depreciation and amortization	15,016	13,678	348	29,042

39 Weeks Ended February 27, 2014
Revenues	$183,694	$155,432	$339	$339,465
Operating income (loss)	36,179	13,574	(10,935)	38,818
Depreciation and amortization	12,278	12,386	404	25,068

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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